Exhibit (a)(1)(vi)

FIRST SUPPLEMENT

TO

OFFERING MEMORANDUM

DATED

AUGUST 9, 2012

GMX Resources Inc.

OFFERS TO EXCHANGE

5.00% CONVERTIBLE SENIOR NOTES DUE 2013	4.50% CONVERTIBLE SENIOR NOTES DUE 2015

FOR	FOR

SENIOR SECURED SECOND-PRIORITY NOTES DUE 2018	SENIOR SECURED SECOND-PRIORITY NOTES DUE 2018

AND

COMMON STOCK

The date of this First Supplement to Offering Memorandum is August 20, 2012

EXPLANATORY NOTE

This First Supplement to Offering Memorandum dated August 20, 2012 (this “Supplement”) amends and supplements the Offering Memorandum dated August 9, 2012 (the “Offering Memorandum”) of GMX Resources Inc. (the “Company”). Unless otherwise indicated, to the extent information in this Supplement conflicts with information in the Offering Memorandum, the information in this Supplement hereby replaces and supersedes such information. Capitalized terms used but not defined herein have the meanings attributed to them in the Offering Memorandum.

DESCRIPTION OF THE EXCHANGE OFFERS; CONDITIONS TO THE EXCHANGE OFFERS

Notwithstanding anything to the contrary in the Offering Memorandum to the contrary, including without limitation matters relating to the conditions of the Exchange Offers on pages 23 and 27, the Company acknowledges and hereby provides that all conditions to the Exchange Offers, other than those subject to applicable law (including governmental approvals), must be satisfied or waived prior to the expiration of the Exchange Offers. Furthermore, notwithstanding anything to the contrary in the Offering Memorandum, the Company may only terminate an Exchange Offer if a condition is not met and has not been waived by us prior to the expiration date or if we are required to do so under applicable law.

Notwithstanding anything to the contrary in the Offering Memorandum, should the Company determine that it is unable to consummate an Exchange Offer, all Convertible Notes tendered pursuant to that Exchange Offer will be returned to the holders thereof.

Notwithstanding anything to the contrary in the Offering Memorandum, the Company may not trigger a condition to the Exchange Offer through its own action or inaction.

IDENTITY AND BACKGROUND OF GMX RESOURCES INC.

The filing person and the subject company is the Company. The business of the Company and each of the persons listed below is 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114. The Company’s telephone number is (405) 600-0711.

To the Company’s knowledge, none of the following individuals owns any of the Convertible Notes, nor has any such individual participated in any transaction involving the Convertible Notes in the last 60 days.

Name	Position
Ken L. Kenworthy, Jr.	Chief Executive Officer, Chairman and Director
Michael J. Rohleder	President and Director
James A. Merrill	Chief Financial Officer, Executive Vice President, Secretary and Treasurer
Gary D. Jackson	Executive Vice President, Land
Timothy L. Benton	Executive Vice President, Geosciences
Harry C. Stahel, Jr.	Executive Vice President, Finance
T.J. Boismier	Director
Thomas Casso	Director
Michael Cook	Director
Steven Craig	Director
Ken L. Kenworthy, Sr.	Director
J. David Lucke	Director
Jon W. “Tucker” McHugh	Director

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The only agreements, arrangements or understandings to which the Company is a party that relate to the Convertible Notes are (i) with respect to the 2013 Notes, (a) the Indenture, dated February 15, 2008, between GMX Resources Inc. and The Bank of New York Trust Company, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2008), (b) the Purchase Agreement, dated February 11, 2008, between GMX Resources Inc. and Jefferies & Company, Inc., as representative of the Initial Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2008), (c) the Share Lending Agreement, dated February 11, 2008, between GMX Resources Inc., Jefferies Funding LLC and Jefferies & Company, Inc., as collateral agent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2008), and (d) the Registration Rights Agreement, dated February 11, 2008, between GMX Resources Inc. and Jefferies Funding LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2008), and (ii) with respect to the 2015 Notes, (a) the Indenture, dated October 28, 2009, between GMX Resources Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 28, 2009), and (b) the Supplemental Indenture, dated October 28, 2009, to Indenture dated October 28, 2009, between GMX Resources Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC October 28, 2009).

The Company also maintains certain plans and agreements with respect to its equity securities. These plans and agreements are included as exhibits to the Schedule TO filed by the Company in connection with the issuance of this Offering Memorandum. For a description of the material terms of these plans and agreements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 9, 2012, the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders filed with the SEC on April 12, 2012, and the exhibits to the filings incorporated by reference above.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected financial information for the periods indicated. The statement of operations data and statement of cash flows data for the years ended December 31, 2011, 2010 and 2009 and the balance sheet data as of December 31, 2011 and 2010 were derived from our audited consolidated financial statements incorporated by reference into this Offering Memorandum. The statement of operations data and statement of cash flows data for the years ended December 31, 2008 and 2007 and the balance sheet data as of December 31, 2009, 2008 and 2007 were derived from our audited financial statements not incorporated by reference in this Offering Memorandum. The statement of operations data and statement of cash flows data for the six months ended June 30, 2012 and 2011 and the balance sheet data as of June 30, 2012 and 2011 were derived from our unaudited consolidated financial statements incorporated by reference in this Offering Memorandum. The selected historical consolidated financial data below should be read in conjunction with our consolidated financial statements and other financial information incorporated by reference herein. The other financial data were derived from our audited or unaudited financial statements incorporated by reference into this Offering Memorandum.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands, except share data)
Statement of Operations Data:
Oil and natural gas sales	$33,684	$62,235	$116,741	$96,523	$94,294	$125,736	$67,883
Expenses:
Lease operations	5,996	5,733	13,420	10,651	11,776	15,101	8,982
Production and severance taxes(1)	319	549	1,196	743	(930)	5,306	2,746
General and administrative	13,797	14,683	28,863	27,119	21,390	16,899	8,717
Depreciation, depletion and amortization	14,439	26,093	50,270	38,061	31,006	31,744	18,681
Impairment of oil and natural gas properties and assets held for sale	120,690	65,181	205,754	143,712	188,150	192,650	—

Total expenses	155,241	112,239	299,503	220,286	251,392	261,700	39,126

Income (loss) from operations	(121,557)	(50,004)	(182,762)	(123,763)	(157,098)	(135,964)	28,757
Total non-operating expense	(16,326)	(10,756)	(23,071)	(18,768)	(24,022)	(14,174)	(3,862)

Income (loss) before income taxes	(137,883)	(60,760)	(205,833)	(142,531)	(181,120)	(150,138)	24,895
(Provision) benefit for income taxes	(3,305)	(2,868)	(615)	4,239	33	26,217	(8,010)

Net income (loss)	(141,188)	(63,628)	(206,448)	(138,292)	(181,087)	(123,921)	16,885
Net income attributable to non-controlling interest	1,870	3,158	5,389	3,114	173	—	—

Net income (loss) applicable to GMX	(143,058)	(66,786)	(211,837)	(141,406)	(181,260)	(123,921)	16,885
Preferred stock dividends	3,673	3,047	6,720	4,633	4,625	4,625	4,625

Net income (loss) applicable to GMX common shareholders	$(146,731)	$(69,883)	$(218,557)	$(146,039)	$(185,885)	$(128,546)	$12,260

Earnings (loss) per share–basic	$(2.23)	$(1.43)	$(4.12)	$(5.18)	$(9.20)	$(9.04)	$0.94

Earnings (loss) per share–diluted	$(2.23)	$(1.43)	$(4.12)	$(5.18)	$(9.20)	$(9.04)	$0.93

Weighted average common shares–basic	65,832,321	48,959,825	53,071,200	28,206,506	20,210,400	14,216,466	13,075,560
Weighted average common shares–diluted	65,832,321	48,959,825	53,071,200	28,206,506	20,210,400	14,216,466	13,208,746
Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(8,062)	$37,624	$50,593	$58,735	$49,490	$83,237	$52,445
Cash used in investing activities	(57,656)	(192,258)	(189,569)	(176,000)	(181,324)	(318,360)	(194,998)
Cash (used in) provided by financing activities	(4,653)	157,154	239,112	84,068	160,672	235,932	143,500
Balance Sheet Data (at end of period):
Oil and natural gas properties, net	$264,440	$482,301	$338,679	$347,763	$331,329	$383,890	$320,955
Total current assets	57,360	57,746	127,533	66,722	63,211	40,493	18,853
Total noncurrent assets	337,432	576,350	414,668	440,368	458,860	484,508	376,487
Total assets	394,792	634,096	542,201	507,090	522,071	525,001	395,340
Total current liabilities	90,455	67,896	40,647	66,149	39,930	50,332	48,427
Total noncurrent liabilities	372,010	354,370	434,281	302,722	213,680	230,926	137,987
Long-term debt, including current portion	414,243	341,358	426,831	284,969	190,278	224,342	125,734
Total GMX equity (deficit)	(78,403)	193,304	55,740	116,420	246,380	243,743	208,926
Other Financial Data:
Income (loss) per share from continuing operations–basic	$(2.23)	$(1.43)	$(4.12)	$(5.18)	$(9.20)	$(9.04)	$0.94

Income (loss) per share from continuing operations–diluted	$(2.23)	$(1.43)	$(4.12)	$(5.18)	$(9.20)	$(9.04)	$0.93

Book value per share	$(0.91)

(1)	Production and severance taxes for the six months ended June 30, 2012 and 2011 and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 reflect severance tax refunds of $1.1 million, $2.0 million, $3.5 million, $3.1 million, $2.9 million, $1.2 million and $518,000, respectively, received and accrued during the year.

SUMMARY RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table contains a summary of our earnings to fixed charges and to combined fixed charges and preference dividends for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, and to the ratio of earnings to fixed charges and to combined fixed charges and preference dividends, incorporated by reference herein.

	Six Months Ended June 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings (loss) to fixed charges(1)	(4.47)	(4.65)	(6.24)	(8.89)	(9.40)	6.88
Insufficient coverage	$145,522	$218,993	$148,277	$183,053	$150,499	$—
Ratio of earnings (loss) to combined fixed charges and preferred dividends(1)	(3.94)	(3.96)	(5.06)	(7.11)	(6.78)	2.63
Insufficient coverage	$149,122	$225,693	$153,052	$187,679	$156,102	$—

(1)	For purposes of determining the ratio of earnings to fixed charges and the ratio of combined fixed charges and preference dividends to earnings, earnings are defined as income before income taxes, plus fixed charges (excluding amortization of capitalized interest) less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized) and amortization of deferred financing costs. Preference dividends consist of dividends paid with respect to our outstanding preferred stock.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gmxresources.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this Offering Memorandum. You may also request a copy of those filings, excluding exhibits, and we will provide them to you at no cost, by writing, emailing or telephoning Investor Relations at our principal executive office, which is 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, avanhorn@gmxresources.com, or (405) 600-0711, respectively.

The Company is “incorporating by reference” certain information it has filed with the SEC into this Offering Memorandum, which means that the Company is disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offering Memorandum. The Company incorporates by reference into this Offering Memorandum the documents listed below, which were filed with the SEC, and such documents form an integral part of this Offering Memorandum:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 9, 2012;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, filed with the SEC on June 5, 2012, and June 30, 2012, filed with the SEC on August 9, 2012;

•

our Current Reports on Form 8-K (except for any information furnished under Item 2.02 or Item 7.01), as filed with the SEC on January 20, 2012, March 1, 2012, March 8, 2012, March 13, 2012, March 16, 2012, March 26, 2012, April 16, 2012, April 26, 2012, May 17, 2012 (two reports) and June 22, 2012;

•	information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed on April 3, 2012; and

•

the description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on December 14, 2009, including any amendments or reports filed for the purpose of updating such descriptions.

Copies of each of the documents incorporated by reference into this Offering Memorandum (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting the information agent at its telephone number set forth on the back cover of this Offering Memorandum.

DESCRIPTION OF NEW NOTES

The following hereby amend the Description of New Notes set forth in the Offering Memorandum:

The typographical error of 228 shares in the second paragraph on page 4 is hereby amended and corrected to be 288 shares.

The following sentence on page 29 of the Offering Memorandum: “We may only issue additional notes having identical terms and conditions as the New Notes (the “Additional Notes”) if less than $60.0 million in aggregate principal amount of Convertible Notes are issued in the Exchange Offers.” is hereby amended and restated in its entirety to read: “We may only issue additional notes having identical terms and conditions as the New Notes (the “Additional Notes”) if less than $60.0 million in aggregate principal amount of New Notes are issued in the Exchange Offers.”

In lieu of any definitions provided for terms under the caption “Certain Definitions” in the Offering Memorandum, each of the terms “Bakken Collateral,” “CVS Collateral,” “Haynesville Collateral,” “Initial Niobrara Collateral” and “Niobrara Collateral” are hereby defined to have the meaning given to such term in the 2017 Notes Indenture.

In clause (8) of the defined term “Permitted Liens,” the term “Security Agreement” is hereby replaced by the term “Security Documents.”

The following defined term is hereby added in the appropriate alphabetical order under the caption “Certain Definitions:”

“Remaining Bakken Proceeds” means the remaining 50% of the Net Available Cash following any offer to repurchase the Notes in connection with an Asset Disposition of the Bakken Collateral.

The following defined term under the caption “Certain Definitions” in the Offering Memorandum is hereby amended and restated as follows:

“Reserve Report” means a report setting forth, as of December 31st, the oil and gas reserves attributable to the proved Oil and Gas Properties of the Issuer and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The paragraph entitled “Treasury Circular 230 Disclosure” is hereby deleted.